Exhibit 1A(5)
                         Policy Form, Commonwealth Four
                                 P1250 CR 10/97

                           FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICY

LIFE OF
VIRGINIA LOGO

    To the owner:

    Please read your Policy carefully. This Policy is a legal contract between you and the Company. You, the Owner, have benefits and rights described in this Policy. The Insured is named in the Policy. The Beneficiary is as named in the attached application, unless later changed. We will pay the Life Insurance Proceeds on this Policy when we receive due proof that the Insured died while this Policy was in effect. This is a Flexible Premium Variable Life Insurance Policy. You may increase or decrease the Specified Amount. We will allocate Net Premiums to the Separate Account named on the policy data pages.

    THIS POLICY'S ACCOUNT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY. THE MAXIMUM LOAN AMOUNT IS NINETY PERCENT OF THE DIFFERENCE BETWEEN THE ACCOUNT VALUE AND ANY SURRENDER CHARGE ON THE DATE OF THE LOAN.

    Refund Privilege. You may return this Policy to our Home Office or to our agency within 10 days after its delivery for a refund. The amount of the refund will equal the sum of all charges deducted from premiums paid, plus the Net Premiums allocated to the Separate Account adjusted by investment gains and losses.

                                  For The Life Insurance Company of Virginia

                                                     /s/PAUL E. RUTLEDGE III

                                                            PRESIDENT

      o Flexible Premium Variable Life Insurance Policy
      o Life Insurance Proceeds payable at the Insured's death
      o Adjustable death benefit
      o Flexible premiums payable for the Insured's life
      o Some benefits reflect investment results
      o No dividends

                               THE LIFE INSURANCE
                              COMPANY OF VIRGINIA

                6610 West Broad Street, Richmond, Virginia 23230
                                A Stock Company

                               TABLE OF CONTENTS

Policy Data Pages  ........................................  3

Definitions  ..............................................  4

Introduction
  The Policy and Its Parts  ...............................  5
  When This Policy Will Terminate  ........................  5

The Owner and the Beneficiary
  The Owner  ..............................................  6
  The Beneficiary .........................................  6
  Changing the Owner or Beneficiary  ......................  6
  Using the Policy as Collateral for a Loan    ............  6
  Trustee .................................................  6

Premium Payments
  Premiums After the First Premium.........................  6
  When and Where to Pay Premiums...........................  7
  Allocation of Net Premiums  .............................  7
  Continuation Amount and Continuation
    Period  ...............................................  7
  Grace Period  ...........................................  7
  How This Policy Can Be Reinstated  ......................  8

Life Insurance Proceeds
  How We Determine Proceeds  ..............................  9
  Corridor Percentage Chart  ..............................  9
  Compliance as Life Insurance  ........................... 10
  Change in Existing Coverage  ............................ 10
  Change in Death Benefit Options ......................... 10

The Separate Account
  Insulation of Assets  ................................... 11
  Investment Subdivisions  ................................ 11
  Changes to the Separate Account and
    Investment Subdivisions  .............................. 11
  Valuation of Separate Account Assets  ................... 11
  Policy Exchange  ........................................ 12
  Unit Value  ............................................. 12
  Transfers  .............................................. 12

Account Value Benefits
  How We Determine Account Value  ......................... 13
  How We Determine Net Premium  ........................... 13
  Monthly Deduction  ...................................... 13
  Cost of Insurance  ...................................... 14
  Insufficient Account Value  ............................. 14
  Continuation of Coverage  ............................... 14
  Surrender  .............................................. 14
  Receiving the Surrender Value  .......................... 15
  Postponement of Payments  ............................... 15

Loan Benefits
  Making a Policy Loan  ................................... 15
  Policy Loan Interest  ................................... 16
  Preferred Policy Debt  .................................. 16
  Repaying Policy Debt  ................................... 16
  Minimum Loan Payment  ................................... 16

General Information
  Annual Statement  ....................................... 17
  Calculation of Values  .................................. 17
  Exchange Provision  ..................................... 17
  Limits on Contesting This Policy  ....................... 17
  Misstatement of Age or Sex  ............................. 18
  Nonparticipating  ....................................... 18
  Suicide  ................................................ 18
  Written Notice  ......................................... 18

Optional Payment Plans
  Plan 1  ................................................. 19
  Plan 2  ................................................. 19
  Plan 3  ................................................. 19
  Plan 4  ................................................. 19
  Plan 5  ................................................. 19
  Plan 1 Table  ........................................... 20
  Plan 2 Table  ........................................... 20
  Plan 5 Table  ........................................... 20
  Settlement Age Chart  ................................... 20

   A copy of the application and any riders and endorsements follow page 20.

POLICY DATA

SCHEDULE OF BENEFITS                                    SCHEDULE OF PREMIUMS
                                                        AMOUNT       PAYABLE
LIFE INSURANCE  NONSMOKER
PLANNED PERIODIC PREMIUM                               $ 516.24     ANNUALLY


MINIMUM NET PREMIUM FACTOR:  0.90  (THE MINIMUM NET PREMIUM FACTOR REFLECTS
    THE MAXIMUM DEDUCTION OF 10% OF EACH PREMIUM RECEIVED)

MAXIMUM MONTHLY POLICY CHARGE:       $ 15.00 IN THE FIRST POLICY YEAR,
                                     $ 12.00 THEREAFTER
INCREASE CHARGE PER $1,000:          $1.50 PER $1000, MAXIMUM $300 PER INCREASE
TRANSFER CHARGE:  $10.00

POLICY LOAN INTEREST RATE: 6.00 % PER ANNUM PAYABLE IN ARREARS
PREFERRED LOAN AVAILABILITY DATE:   OCTOBER 1, 2007
MINIMUM SPECIFIED AMOUNT            $100,000

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF SUFFICIENT PREMIUMS ARE NOT PAID. SEE THE GRACE PERIOD PROVISION.

        OWNER   THE INSURED

      INSURED   JOHN DOE           MALE    35  AGE NEAREST BIRTHDAY

POLICY NUMBER   N00000000          NONSMOKER STANDARD    RATING CLASS

  POLICY DATE   OCTOBER 1, 1997

                           MONTHLY ANNIVERSARY DAY  1

         PLAN  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

         $100,000  INSURED'S SPECIFIED AMOUNT - DEATH BENEFIT OPTION B

POLICY NUMBER     [00000000]
SEPARATE ACCOUNT II

INVESTMENT SUBDIVISIONS              ARE INVESTED IN
                                     THE ALGER AMERICAN FUND

AAF SMALL CAPITALIZATION   ALGER AMERICAN SMALL CAPITALIZATION
                                      PORTFOLIO
AAF GROWTH                    ALGER AMERICAN GROWTH PORTFOLIO
                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID EQUITY - INCOME            EQUITY - INCOME PORTFOLIO
FID GROWTH                     GROWTH PORTFOLIO
FID OVERSEAS               OVERSEAS PORTFOLIO
                               FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
FID ASSET MANAGER              ASSET MANAGER PORTFOLIO
FID CONTRAFUND                 CONTRAFUND PORTFOLIO
                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
FID GROWTH AND INCOME          GROWTH & INCOME PORTFOLIO
FID GROWTH OPPORTUNITIES   GROWTH OPPORTUNITIES PORTFOLIO
                              FEDERATED INSURANCE SERIES
FED UTILITY II             FEDERATED UTILITY FUND II
FED HIGH INCOME BOND II        FEDERATED HIGH INCOME BOND FUND II
FED AMERICAN LEADERS II        FEDERATED AMERICAN LEADERS FUND II
                              JANUS ASPEN SERIES
JAN BALANCED                   BALANCED PORTFOLIO
JAN FLEXIBLE INCOME        FLEXIBLE INCOME PORTFOLIO
JAN GROWTH                     GROWTH PORTFOLIO
JAN AGGRESSIVE GROWTH          AGGRESSIVE GROWTH PORTFOLIO
JAN WORLDWIDE GROWTH           WORLDWIDE GROWTH PORTFOLIO
JAN INTERNATIONAL GROWTH       INTERNATIONAL GROWTH PORTFOLIO
JAN CAPITAL APPRECIATION       CAPITAL APPRECIATION PORTFOLIO
                              GE INVESTMENTS FUNDS INC.
GEI MONEY MARKET               MONEY MARKET FUND
GEI INCOME                 INCOME FUND
GEI S&P 500 INDEX *            S&P 500 INDEX FUND
GEI TOTAL RETURN               TOTAL RETURN FUND
GEI INTERNATIONAL EQUITY       INTERNATIONAL EQUITY FUND
GEI REAL ESTATE SECURITIES REAL ESTATE SECURITIES FUND
GEI GLOBAL INCOME              GLOBAL INCOME FUND
GEI VALUE EQUITY               VALUE EQUITY FUND
                              OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP HIGH INCOME                OPPENHEIMER HIGH INCOME FUND
OPP BOND                       OPPENHEIMER BOND FUND
OPP CAP APPRECIATION           OPPENHEIMER CAPITAL APPRECIATION FUND
OPP GROWTH                     OPPENHEIMER GROWTH FUND
OPP MULTI STRATEGIES           OPPENHEIMER MULTIPLE STRATEGIES FUND
                              PBHG INSURANCE SERIES FUND, INC.
PIL GROWTH II              GROWTH II PORTFOLIO
PIL LARGE CAP GROWTH           LARGE CAP GROWTH PORTFOLIO

YOU MAY ALLOCATE YOUR      NET PREMIUMS AND ACCOUNT VALUE TO AS MANY AS SEVEN.
THE PORTION OF EACH NET PREMIUM ALLOCATED MUST BE AT LEAST 1%.

CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.

* "STANDARD & POOR'S," "S&P," "S&P 500," "STANDARD & POOR'S 500," AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY GE INVESTMENT MANAGEMENT INCORPORATED. THE S&P 500 INDEX FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE FUND.

POLICY NUMBER:     N00000000

                TABLE OF MAXIMUM PREMIUMS

      POLICY    MAXIMUM                  POLICY    MAXIMUM
       YEAR     PREMIUM                   YEAR     PREMIUM

        1     15,142.55                    36     48,326.40
        2     15,142.55                    37     49,668.80
        3     15,142.55                    38     51,011.20
        4     15,142.55                    39     52,353.60
        5     15,142.55                    40     53,696.00

        6     15,142.55                    41     55,038.40
        7     15,142.55                    42     56,380.80
        8     15,142.55                    43     57,723.20
        9     15,142.55                    44     59,065.60
       10     15,142.55                    45     60,408.00

       11     15,142.55                    46     61,750.40
       12     16,108.80                    47     63,092.80
       13     17,451.20                    48     64,435.20
       14     18,793.60                    49     65,777.60
       15     20,136.00                    50     67,120.00

       16     21,478.40                    51     68,462.40
       17     22,820.80                    52     69,804.80
       18     24,163.20                    53     71,147.20
       19     25,505.60                    54     72,489.60
       20     26,848.00                    55     73,832.00

       21     28,190.40                    56     75,174.40
       22     29,532.80                    57     76,516.80
       23     30,875.20                    58     77,859.20
       24     32,217.60                    59     79,201.60
       25     33,560.00                    60     80,544.00

       26     34,902.40                    61     81,886.40
       27     36,244.80                    62     83,228.80
       28     37,587.20                    63     84,571.20
       29     38,929.60                    64     85,913.60
       30     40,272.00              65 & LATER   87,256.00

       31     41,614.40
       32     42,956.80
       33     44,299.20
       34     45,641.60
       35     46,984.00

ACCORDING TO OUR UNDERSTANDING OF CURRENT FEDERAL TAX LAW, YOU MAY NOT PAY MORE THAN THESE AMOUNTS AND MAINTAIN THE TAX STATUS OF THIS POLICY AS LIFE INSURANCE. THIS TABLE IS SUBJECT TO CHANGE.

POLICY NUMBER:     N00000000

                         TABLE OF CONTINUATION AMOUNTS

   POLICY     CONTINUATION     POLICY    CONTINUATION    POLICY   CONTINUATION
   MONTH         AMOUNT         MONTH      AMOUNT         MONTH      AMOUNT

       1           43.02           41     1,763.82          81      3,484.62
       2           86.04           42     1,806.84          82      3,527.64
       3          129.06           43     1,849.86          83      3,570.66
       4          172.08           44     1,892.88          84      3,613.68
       5          215.10           45     1,935.90          85      3,656.70
       6          258.12           46     1,978.92          86      3,699.72
       7          301.14           47     2,021.94          87      3,742.74
       8          344.16           48     2,064.96          88      3,785.76
       9          387.18           49     2,107.98          89      3,828.78
      10          430.20           50     2,151.00          90      3,871.80
      11          473.22           51     2,194.02          91      3,914.82
      12          516.24           52     2,237.04          92      3,957.84
      13          559.26           53     2,280.06          93      4,000.86
      14          602.28           54     2,323.08          94      4,043.88
      15          645.30           55     2,366.10          95      4,086.90
      16          688.32           56     2,409.12          96      4,129.92
      17          731.34           57     2,452.14          97      4,172.94
      18          774.36           58     2,495.16          98      4,215.96
      19          817.38           59     2,538.18          99      4,258.98
      20          860.40           60     2,581.20         100      4,302.00
      21          903.42           61     2,624.22         101      4,345.02
      22          946.44           62     2,667.24         102      4,388.04
      23          989.46           63     2,710.26         103      4,431.06
      24        1,032.48           64     2,753.28         104      4,474.08
      25        1,075.50           65     2,796.30         105      4,517.10
      26        1,118.52           66     2,839.32         106      4,560.12
      27        1,161.54           67     2,882.34         107      4,603.14
      28        1,204.56           68     2,925.36         108      4,646.16
      29        1,247.58           69     2,968.38         109      4,689.18
      30        1,290.60           70     3,011.40         110      4,732.20
      31        1,333.62           71     3,054.42         111      4,775.22
      32        1,376.64           72     3,097.44         112      4,818.24
      33        1,419.66           73     3,140.46         113      4,861.26
      34        1,462.68           74     3,183.48         114      4,904.28
      35        1,505.70           75     3,226.50         115      4,947.30
      36        1,548.72           76     3,269.52         116      4,990.32
      37        1,591.74           77     3,312.54         117      5,033.34
      38        1,634.76           78     3,355.56         118      5,076.36
      39        1,677.78           79     3,398.58         119      5,119.38
      40        1,720.80           80     3,441.60         120      5,162.40


              CONTINUED

POLICY NUMBER:     N00000000


                         TABLE OF CONTINUATION AMOUNTS

   POLICY     CONTINUATION     POLICY   CONTINUATION   POLICY   CONTINUATION
    MONTH        AMOUNT        MONTH       AMOUNT       MONTH      AMOUNT
     121        5,205.42        161       6,926.22       201      8,647.02
     122        5,248.44        162       6,969.24       202      8,690.04
     123        5,291.46        163       7,012.26       203      8,733.06
     124        5,334.48        164       7,055.28       204      8,776.08
     125        5,377.50        165       7,098.30       205      8,819.10
     126        5,420.52        166       7,141.32       206      8,862.12
     127        5,463.54        167       7,184.34       207      8,905.14
     128        5,506.56        168       7,227.36       208      8,948.16
     129        5,549.58        169       7,270.38       209      8,991.18
     130        5,592.60        170       7,313.40       210      9,034.20
     131        5,635.62        171       7,356.42       211      9,077.22
     132        5,678.64        172       7,399.44       212      9,120.24
     133        5,721.66        173       7,442.46       213      9,163.26
     134        5,764.68        174       7,485.48       214      9,206.28
     135        5,807.70        175       7,528.50       215      9,249.30
     136        5,850.72        176       7,571.52       216      9,292.32
     137        5,893.74        177       7,614.54       217      9,335.34
     138        5,936.76        178       7,657.56       218      9,378.36
     139        5,979.78        179       7,700.58       219      9,421.38
     140        6,022.80        180       7,743.60       220      9,464.40
     141        6,065.82        181       7,786.62       221      9,507.42
     142        6,108.84        182       7,829.64       222      9,550.44
     143        6,151.86        183       7,872.66       223      9,593.46
     144        6,194.88        184       7,915.68       224      9,636.48
     145        6,237.90        185       7,958.70       225      9,679.50
     146        6,280.92        186       8,001.72       226      9,722.52
     147        6,323.94        187       8,044.74       227      9,765.54
     148        6,366.96        188       8,087.76       228      9,808.56
     149        6,409.98        189       8,130.78       229      9,851.58
     150        6,453.00        190       8,173.80       230      9,894.60
     151        6,496.02        191       8,216.82       231      9,937.62
     152        6,539.04        192       8,259.84       232      9,980.64
     153        6,582.06        193       8,302.86       233     10,023.66
     154        6,625.08        194       8,345.88       234     10,066.68
     155        6,668.10        195       8,388.90       235     10,109.70
     156        6,711.12        196       8,431.92       236     10,152.72
     157        6,754.14        197       8,474.94       237     10,195.74
     158        6,797.16        198       8,517.96       238     10,238.76
     159        6,840.18        199       8,560.98       239     10,281.78
     160        6,883.20        200       8,604.00       240     10,324.80


               CONTINUED

POLICY NUMBER:     N00000000

                         TABLE OF CONTINUATION AMOUNTS

    POLICY      CONTINUATION           POLICY     CONTINUATION
    MONTH         AMOUNT               MONTH         AMOUNT

     241         10,367.82              281         12,088.62
     242         10,410.84              282         12,131.64
     243         10,453.86              283         12,174.66
     244         10,496.88              284         12,217.68
     245         10,539.90              285         12,260.70
     246         10,582.92              286         12,303.72
     247         10,625.94              287         12,346.74
     248         10,668.96              288         12,389.76
     249         10,711.55              289         12,432.78
     250         10,755.00              290         12,475.80
     251         10,798.02              291         12,518.82
     252         10,841.04              292         12,561.84
     253         10,884.06              293         12,604.86
     254         10,927.08              294         12,647.88
     255         10,970.10              295         12,690.90
     256         11,013.12              296         12,733.92
     257         11,056.14              297         12,776.94
     258         11,099.16              298         12,819.96
     259         11,142.18              299         12,862.98
     260         11,185.20              300         12,906.00
     261         11,228.22
     262         11,271.24
     263         11,314.26
     264         11,357.28
     265         11,400.30
     266         11,443.32
     267         11,486.34
     268         11,529.36
     269         11,572.38
     270         11,615.40
     271         11,658.42
     272         11,701.44
     273         11,744.46
     274         11,787.48
     275         11,830.50
     276         11,873.52
     277         11,916.54
     278         11,959.56
     279         12,002.58
     280         12,045.60


CONTINUATION AMOUNTS ARE DESCRIBED IN THE CONTINUATION AMOUNT AND CONTINUATION PERIOD PROVISION

POLICY NUMBER:     N00000000

                           TABLE OF SURRENDER CHARGES

    POLICY   SURRENDER        POLICY   SURRENDER       POLICY   SURRENDER
    MONTH     CHARGE           MONTH     CHARGE        MONTH     CHARGE

       1     1,009.00           37      1,009.00         73      900.00
       2     1,009.00           38      1,009.00         74      891.00
       3     1,009.00           39      1,009.00         75      883.00
       4     1,009.00           40      1,009.00         76      874.00
       5     1,009.00           41      1,009.00         77      866.00
       6     1,009.00           42      1,009.00         78      858.00
       7     1,009.00           43      1,009.00         79      849.00
       8     1,009.00           44      1,009.00         80      841.00
       9     1,009.00           45      1,009.00         81      832.00
      10     1,009.00           46      1,009.00         82      824.00
      11     1,009.00           47      1,009.00         83      816.00
      12     1,009.00           48      1,009.00         84      807.00

      13     1,009.00           49      1,009.00         85      799.00
      14     1,009.00           50      1,009.00         86      790.00
      15     1,009.00           51      1,009.00         87      782.00
      16     1,009.00           52      1,009.00         88      774.00
      17     1,009.00           53      1,009.00         89      765.00
      18     1,009.00           57      1,009.00         93      732.00
      22     1,009.00           58      1,009.00         94      723.00
      23     1,009.00           59      1,009.00         95      715.00
      24     1,009.00           60      1,009.00         96      706.00

      25     1,009.00           61      1,001.00         97      698.00
      26     1,009.00           62        992.00         98      689.00
      27     1,009.00           63        984.00         99      681.00
      28     1,009.00           64        975.00        100      673.00
      29     1,009.00           65        967.00        101      664.00
      30     1,009.00           66        959.00        102      656.00
      31     1,009.00           67        950.00        103      647.00
      32     1,009.00           68        942.00        104      639.00
      33     1,009.00           69        933.00        105      631.00
      34     1,009.00           70        925.00        106      622.00
      35     1,009.00           71        917.00        107      614.00
      36     1,009.00           72        908.00        108      605.00

            CONTINUED

POLICY NUMBER:     N00000000

                           TABLE OF SURRENDER CHARGES

    POLICY             SURRENDER               POLICY         SURRENDER
    MONTH               CHARGE                 MONTH            CHARGE
     109                597.00                  145             294.00
     110                589.00                  146             286.00
     111                580.00                  147             277.00
     112                572.00                  148             269.00
     113                563.00                  149             261.00
     114                555.00                  150             252.00
     115                547.00                  151             244.00
     116                538.00                  152             235.00
     117                530.00                  153             227.00
     118                521.00                  154             219.00
     119                513.00                  155             210.00
     120                505.00                  156             202.00

     121                496.00                  157             193.00
     122                488.00                  158             185.00
     123                479.00                  159             177.00
     124                471.00                  160             168.00
     125                462.00                  161             160.00
     126                454.00                  162             151.00
     127                446.00                  163             143.00
     128                437.00                  164             135.00
     129                429.00                  165             126.00
     130                420.00                  166             118.00
     131                412.00                  167             109.00
     132                404.00                  168             101.00

     133                395.00                  169              92.00
     134                387.00                  170              84.00
     135                378.00                  171              76.00
     136                370.00                  172              67.00
     137                362.00                  173              59.00
     138                353.00                  174              50.00
     139                345.00                  175              42.00
     140                336.00                  176              34.00
     141                328.00                  177              25.00
     142                320.00                  178              17.00
     143                311.00                  179               8.00
     144                303.00                  180               0.00

POLICY NUMBER:     N00000000

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

     AGE            LIFE
                    MONTHLY
                    RATE

      35            0.14096
      36            0.14764
      37            0.15682
      38            0.16684
      39            0.17854

      40            0.19107
      41            0.20610
      42            0.22115
      43            0.23870
      44            0.25625

      45            0.27716
      46            0.29974
      47            0.32401
      48            0.34996
      49            0.37926

      50            0.41025
      51            0.44713
      52            0.48988
      53            0.53770
      54            0.59311

      55            0.65444
      56            0.72254
      57            0.79492
      58            0.87327
      59            0.96181

      60            1.06060
      61            1.17052
      62            1.29584
      63            1.43920
      64            1.60154

      65            1.78128
      66            1.97512
      67            2.18573
      68            2.41240
      69            2.66044


                   CONTINUED

POLICY NUMBER:     N00000000

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

     AGE                   LIFE
                           MONTHLY
                           RATE

      70                   2.94130
      71                   3.31274
      72                   3.63092
      73                   4.54125

      75                   5.06274
      76                   5.62182
      77                   6.21386
      78                   6.83323
      79                   7.49615

      80                   8.22966
      81                   9.05444
      82                   9.99708
      83                  11.07331
      84                  12.26711

      85                  13.55590
      86                  14.91786
      87                  16.34412
      88                  17.80841
      89                  19.33266

      90                  20.94167
      91                  22.66794
      92                  24.57677
      93                  26.76406
      94                  29.63735

      95                  33.93111
      96                  41.27938
      97                  56.03985
      98                  83.33333
  99 & OLDER              83.33333

DEFINITIONS

Account Value - The total amount under the Policy in each Investment Subdivision and our General Account.

Age - The Insured's Age on his or her birthday nearest the Policy Date or a policy anniversary.

Attained Age - The Insured's Age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary - The person or entity designated by the Owner to receive the Life Insurance Proceeds payable at the death of the Insured.

Continuation Amount - A cumulative amount set forth on the policy data pages for each month of the Continuation Period.

Continuation Period - The period during which the Policy will not lapse if the Net Total Premium is at least equal to the Continuation Amount for the number of Policy Months that the Policy has been inforce.

The Company - The Life Insurance Company of Virginia. "We", "us" or "our" refers to the Company.

Fund - Any open-end management investment company or investment portfolio thereof, or unit investment trust or series thereof, in which an Investment Subdivision invests.

General Account - Assets of the Company other than those allocated to the Separate Account or any other Separate Account of the Company.

Home Office - The Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

Insured - The person upon whose life this Policy is issued.

Investment Subdivision - Subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding Fund.

Life Insurance Proceeds - The amount payable upon the death of the Insured.

Monthly Anniversary Day - The same day in each month as the Policy Date. This day is shown on the policy data pages.

Net Premium - The portion of each premium paid which is used in determining the Account Value. It is equal to the premium paid times the Net Premium Factor.

Net Premium Factor - The factor used in determining the Net Premium which reflects a deduction from each premium paid.

Net Total Premium - On any date, Net Total Premium means the total of all premiums paid to that date less (a) divided by (b), where:
         (a) is any outstanding Policy Debt, plus the sum of any partial surrenders to date; and
         (b) is the Net Premium Factor.

Optional Payment Plan - A plan whereby any part of Life Insurance Proceeds or Surrender Value proceeds can be left with us to provide a series of periodic payments to an Owner or Beneficiary.

Owner - The Owner of the Policy as named in this Policy. "You" or "your" refers to the Owner. Contingent owners may also be named.

Planned Periodic Premium - A level premium amount scheduled for payment at fixed intervals over a specified period of time.

Policy - This Policy with any attached application(s), and any riders and endorsements.

Policy Date - Date as of which the Company issues the Policy and as of which the Policy becomes effective. Policy years and anniversaries are measured from the Policy Date. The Policy Date is shown on the policy data pages.

Policy Debt - The amount of outstanding loans plus accrued interest. Policy Debt is deducted from proceeds payable at the Insured's death or on surrender.

Policy Month - A one-month period beginning on a Monthly Anniversary Day and ending on the day immediately preceding the next Monthly Anniversary Day.

Separate Account - The segregated asset account of the Company shown on the policy data pages.

Specified Amount - An amount used in determining the insurance coverage on an insured life. The original Specified Amount is shown on the policy data pages.

Surrender Value - The amount payable to the Owner upon surrender of the Policy.

Unit Value - Unit of measure used to calculate the Account Value for each Investment Subdivision.

Valuation Day - For each Investment Subdivision, each day on which the New York Stock Exchange is open for business except for days that the Investment Subdivision's corresponding Fund does not value its shares.

Valuation Period - Period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.


                                  INTRODUCTION

This is a flexible premium variable life insurance policy. The first premium payment is due on the Policy Date. Subsequent premiums may be paid at any time while this Policy is in effect, subject to conditions specified in the Premium Payments section. In return for these premiums and the insurance application, we provide certain benefits.

The Policy provides Life Insurance Proceeds. Proceeds can be paid in a lump sum or under an Optional Payment Plan.

During the Insured's life, the Policy has an Account Value. The Account Value reflects the investment experience of the Separate Account. (See THE SEPARATE ACCOUNT section.) This Account Value is the basis for certain benefits you can use before the Insured's death.

We will provide a projection of illustrative future life insurance and Account Value proceeds. To receive the illustration, send a written request to our Home Office and pay any service fee in effect at that time, but not more than $25 per illustration.

The illustration will assume:
        o  amounts of insurance;
        o  coverage options;
        o  future premium payments you specify; and
        o  other assumptions specified by you or by us.

The Policy and Its Parts

The Policy is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only our President or one of our Vice-Presidents can give our approval.

We will not use any statement in the original application to deny a claim unless a copy of that application was attached to this Policy when issued or delivered. We will not use any statement in a supplemental application to deny a claim unless a copy of that application was sent to you when the change in coverage went into effect. We will not use any statement in a reinstatement application to deny a claim unless a copy of the reinstatement application was sent to you when the Policy was reinstated.

READ YOUR POLICY CAREFULLY.

When This Policy Will Terminate

All coverage under this Policy will terminate when:

     o  you request that coverage terminate and you return this Policy;
     o  the Insured dies; or
     o  the grace period ends without sufficient premium being paid.

This Policy will also terminate as stated in the Suicide provision.

                         THE OWNER AND THE BENEFICIARY

The Owner

You have rights in the Policy during the Insured's life. The Policy names you or someone else as the Insured. If you are not the Insured, you should name a contingent owner who will become the Owner if you die before the Insured. If you die before the Insured and there is no contingent owner, ownership passes to your estate.

The Beneficiary

You may name primary and contingent Beneficiaries. Your original Beneficiary choice is shown in the attached application. Unless an Optional Payment Plan is chosen, the proceeds payable at the Insured's death will be paid in a lump sum to the primary Beneficiary. If the primary Beneficiary dies before the Insured, the proceeds will be paid to the contingent Beneficiary. If no Beneficiary survives the Insured, the proceeds will be paid to you or your estate.

You may name more than one primary or contingent Beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless you have requested otherwise.

Changing the Owner or Beneficiary

During the Insured's life, you may change the Owner. You may also change the Beneficiary during the Insured's life if you reserved this right.

How to Change the Owner or Beneficiary. To make a change, send a written request to our Home Office. The request must be received by us in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

Using the Policy as Collateral for a Loan

This Policy may be assigned as collateral security. We must be notified in writing if you assign the Policy. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of a Beneficiary may be affected by an assignment.

Trustee

If a trustee is named as the Owner or Beneficiary of this Policy and subsequently exercises ownership rights or claims benefits hereunder, we will have no obligation to verify that a trust is in effect or that the trustee is acting within the scope of his/her authority. Payment of policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. When we make a payment to the trustee, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.


                                PREMIUM PAYMENTS

This Policy's first premium is due on the Policy Date.

Premiums After the First Premium

Any premium payments after the first premium may be made under a periodic plan or at any time while this Policy is in effect.

Periodic Premium Plan. You may request that we send reminders of your Planned Periodic Premium. You may choose to send premiums directly to us either annually, semi-annually, or quarterly. We can also arrange for pre-authorized payments from your bank account or similar facility either annually, semi-annually, quarterly or monthly. Planned Periodic Premiums will be subject to our rules on minimum amount.

You can change the frequency or amount of your Planned Periodic Premium. We reserve the right to limit the amount of any increase in Planned Periodic Premiums.

Unscheduled Payments. You can make an unscheduled premium payment at any time while this Policy is in effect. Unscheduled payments are applied first to repay any Policy Debt, unless you direct us otherwise. We reserve the right to limit the number and amount of any unscheduled premium payments.

Maximum Premiums. We will limit the total of all premiums paid to date for this Policy to the amounts shown in the table of maximum premiums in the policy data pages. Any portion of a premium paid that causes the total of all premiums paid to date to exceed the maximum premium will be returned to you along with any earnings thereon. We reserve the right to change the table of maximum premiums when necessary as a result of changes in coverage or to maintain compliance with the Internal Revenue Code. If we do, we will send you a new table of maximum premiums reflecting the adjusted amounts.

When and Where to Pay Premiums

Each premium is payable in advance. Send each premium to our Home Office. Make the check or money order payable to The Life Insurance Company of Virginia.

Allocation of Net Premiums

You may allocate the Net Premium to one or more Investment Subdivisions of the Separate Account, but not to more than the maximum number of allocations shown in the policy data pages. The minimum percentage of each Net Premium which may be allocated to any particular Investment Subdivision is shown on the policy data pages. Net Premiums will initially be allocated in accordance with the allocations requested by you. You may change the allocation of Net Premiums at any time, without charge, simply by sending written notice to us at our Home Office. The changed allocation will apply to premiums received after we record the change.

Continuation Amount and Continuation Period

On any Monthly Anniversary Day during the Continuation Period, if the Surrender Value of this Policy is not sufficient to cover the monthly deduction, this Policy will remain in effect if the Net Total Premium is at least equal to the Continuation Amount.

At the end of the Continuation Period, you may have to pay an additional premium to keep the Policy inforce. (See Insufficient Account Value provision.)

An increase in Specified Amount will increase the Continuation Amounts while a decrease in Specified Amount will reduce the Continuation Amounts. Any termination and subsequent reinstatement of the Policy will reduce the Continuation Amounts. We will send you a supplemental policy data page reflecting the adjusted amounts. The Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

Grace Period

On any Monthly Anniversary Day during the Continuation Period, if (1) the Surrender Value is not sufficient to cover the monthly deduction, and (2) the Net Total Premium is less than the Continuation Amount, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. The amount of the sufficient premium will equal the lesser of (a) and (b), where:

           (a) equals the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor; and
           (b) equals the Continuation Amount minus the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day at the beginning of the grace period. The monthly deduction is described in the ACCOUNT VALUE BENEFITS section.

On any Monthly Anniversary Day after the Continuation Period, if the Surrender Value is not sufficient to cover the monthly deduction, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. In this case, the amount of the sufficient premium will equal the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor. As used in this paragraph, the monthly deduction due and the Surrender Value are both as of the Monthly Anniversary Day at the beginning of the grace period.

In either case, we will mail you written notice of the sufficient premium. This notice will be sent to your last known address. You have a 61-day grace period from the date we mail the notice to pay the sufficient premium.

Coverage continues during the 61-day grace period. If the Insured dies during the grace period, proceeds will be reduced by the amount of the sufficient premium (as described in this provision) that would have been required to keep the Policy in effect.

If the sufficient premium is not paid by the end of the grace period, this Policy will terminate without value.

How This Policy Can Be Reinstated

You may reinstate this Policy within three years of the end of the grace period if:

         (1)  you submit an application for reinstatement;
         (2) you provide required evidence of insurability satisfactory to us that the Insured is insurable;
         (3)  the Policy has not been surrendered for cash; and
         (4)  you pay the premium as described in this section.

The Policy will be reinstated effective on the date we approve the reinstatement. The surrender charge and the Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

On the date of reinstatement, the Account Value will be allocated to the Investment Subdivisions of the Separate Account. Unless you tell us otherwise, these allocations will be made in the same manner that Net Premiums are allocated.

If this Policy terminates and is reinstated before the end of the Continuation Period, you will have to pay an amount equal to (1) minus (2) minus (3) plus
(4), where:

         (1) is the Continuation Amount as of the date of reinstatement; is the sum of the monthly deductions that would have been made during the period between termination and reinstatement, divided by the Net Premium Factor; is the Net Total Premium on the date of termination; and is an amount sufficient to keep the Policy in effect for two Policy Months after the date of reinstatement.

                  On the date of reinstatement, the Account Value will equal (a) plus (b) minus (c), where:

         (a) is the Account Value on the first day of the grace period;

         (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and

         (c) is the monthly deduction for the month following the date of reinstatement.

If this Policy terminates before the end of the Continuation Period, and is reinstated after the end of the Continuation Period, you will have to pay a premium which, after multiplying by the Net Premium Factor, equals (1) plus (2) minus (3), where:

         (1) is the surrender charge on the date of termination; and
         (2) is an amount equal to the monthly deductions for two months after the date of reinstatement; and
         (3) is the Account Value on the date of termination.

On the date of reinstatement, the Account Value will equal (a) plus (b) plus
(c), where:

         (a) is the surrender charge in effect on the date of reinstatement;

         (b) is an amount equal to the monthly deductions for the two months after the date of reinstatement, minus the monthly deduction for the month following the date of reinstatement; and

         (c) is any premium paid in excess of the required reinstatement premium, multiplied by the Net Premium Factor.

If this Policy terminates after the end of the Continuation Period and is reinstated, you will have to pay a premium sufficient to keep the Policy in effect for at least two months.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:

         (a) is the surrender charge in effect on the date of reinstatement;
         (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and
         (c) is the monthly deduction for the month following the date of reinstatement.

LIFE INSURANCE PROCEEDS

Life Insurance Proceeds are payable at the death of the Insured. We will pay the Life Insurance Proceeds on this Policy when we receive: this Policy; due proof that the Insured died while this Policy was in effect; and proof of the interest of the claimant.

Proceeds can be paid in a lump sum or under an Optional Payment Plan.

How We Determine Proceeds

In the application for original coverage, the Owner elected one of two death benefit options.

Under Option A, Life Insurance Proceeds are based on the greater of (1) and (2), where: (1) is the Specified Amount plus the Account Value; and (2) is the Account Value multiplied by the corridor percentage.

Under Option B, Life Insurance Proceeds are based on the greater of (1) and (2), where: (1) is the Specified Amount; and (2) is the Account Value multiplied by the corridor percentage.

For both Option A and Option B, references to Specified Amount and Account Value in items (1) and (2), are amounts in effect on the date of death.

In no event will Life Insurance Proceeds be less than the amount required to keep the Policy qualified as life insurance.

The corridor percentage will depend on the Attained Age of the Insured on the date of death. (See the corridor percentage chart in this section.)

Actual Amount of Proceeds. The actual amount of proceeds will depend on: the Life Insurance Proceeds as determined in this section; the use of the Account Value; any partial surrenders; any Policy Debt; any additional insurance provided by rider; any increase or decrease in existing coverage; the Insured's suicide during the first two policy years; and a misstatement of the Insured's Age or sex.


--------------------------------------------------------------------------------------------------------------
                                      Table of Percentages of Account Value
--------------------------------------------------------------------------------------------------------------
    Corridor                               Corridor                               Corridor
  Attained Age         Percentage        Attained Age        Percentage         Attained Age        Percentage
      0-40                250%                54                157%                 68                117%
       41                 243%                55                150%                 69                116%
       42                 236%                56                146%                 70                115%
       43                 229%                57                142%                 71                113%
       44                 222%                58                138%                 72                111%
       45                 215%                59                134%                 73                109%
       46                 209%                60                130%                 74                107%
       47                 203%                61                128%              75 - 90              105%
       48                 197%                62                126%                 91                104%
       49                 191%                63                124%                 92                103%
       50                 185%                64                122%                 93                102%
       51                 178%                65                120%                 94+               101%
       52                 171%                66                119%
       53                 164%                67                118%
--------------------------------------------------------------------------------------------------------------

Compliance as Life Insurance

We reserve the right to amend this Policy as necessary to maintain compliance with the Internal Revenue Code. We will send any such amendments to you. You have the right to refuse such amendments and accept full responsibility for any consequences as a result of such refusal.

Change in Existing Coverage

After the Policy has been in effect for one year, you can increase or decrease the Specified Amount. To make a change, send a written request along with the Policy to our Home Office.

Decrease in Specified Amount. Any decrease will become effective on the Monthly Anniversary Day after the date we receive the request. The decrease will first apply to coverage provided by the most recent increase, then to the next most recent increases successively, then to the coverage provided under the original application.

During the Continuation Period, we will not allow a decrease unless the Account Value less any Policy Debt is greater than the surrender charge. A decrease may not cause the Specified Amount to be less than the minimum Specified Amount shown on the policy data pages. A decrease may cause a surrender charge to be assessed and may require a payment to you to keep the Policy qualified as life insurance.If this event occurs, we will send you revised policy data pages. (See Surrender Charge on Decrease in Specified Amount in the Surrender provision.)

Increase in Specified Amount. You must apply for an increase in Specified Amount on a supplemental application. You will have to submit evidence satisfactory to us that the Insured is insurable.

Any approved increase will become effective on the date shown in the supplemental policy data pages, provided that there is sufficient Account Value to cover the first monthly deduction following the increase. (See Monthly Deduction provision.)


Change in Death Benefit Options

If you elected death benefit Option A, you can request a change to death benefit Option B. The Specified Amount after the change will equal the sum of (1) plus
(2), where:

      (1) is the Specified Amount on the date your request becomes effective;
          and
      (2) is the Account Value on the date your request becomes effective.

If you elected death benefit Option B, you can request a change to death benefit Option A. This will decrease the Specified Amount by the amount of Account Value.

Any change in death benefit options will become effective on the first Monthly Anniversary Day after the date we receive the request in our Home Office.

                              THE SEPARATE ACCOUNT

The Separate Account supports the operation of this Policy and certain other variable life insurance policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. These assets are held separately from our other assets and are not part of our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the Commonwealth of Virginia which regulate the operations of insurance companies incorporated in Virginia. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the Commonwealth of Virginia. The approval process is on file with the Insurance Commissioner of the state in which this Policy was delivered.

Insulation of Assets

The portion of the assets of the Separate Account which equals the reserves and other policy liabilities of the policies which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

Investment Subdivisions

The Separate Account is divided into Investment Subdivisions. The income, gains and losses, realized or unrealized, from the assets allocated to an Investment Subdivision are credited to or charged against such Investment Subdivision without regard to other income, gains or losses of the Company.

The Investment Subdivisions available under this Policy are shown in the policy data pages. Each Investment Subdivision in the Separate Account invests exclusively in shares of a designated portfolio of a series type of mutual fund (a "Fund"). Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund.


Changes to the Separate Account and Investment Subdivisions

Where permitted by applicable law, the Company may:

         1.  create new separate accounts;
         2.  combine separate accounts, including the Separate Account;
         3. transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another separate account;
         4. add new Investment Subdivisions to or remove existing Investment Subdivisions from the Separate Account or combine Investment Subdivisions;
         5. make Investment Subdivisions (including new Investment Subdivisions) available to such classes of policies as we may determine;
         6.  add new Funds or remove existing Funds;
         7. substitute new Funds for any existing Fund whose shares are no longer available for investment;
         8. substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;
         9. deregister the Separate Account under the Investment Company Act of 1940; and
         10. operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Policy Exchange

If you object to a material change in the investment policy of the Separate Account or any Investment Subdivision, you have the right to exchange this Policy for a fixed benefit policy. No evidence of insurability will be required. We will notify you of the options available, and the procedures to follow if you decide to make an exchange. You must make an exchange within sixty days after the change in investment policy becomes effective. There will always be one policy available for exchange.

Unit Value

Each Investment Subdivision has a Unit Value. When Net Premiums or other amounts are transferred into an Investment Subdivision, a number of units are purchased based on that Investment Subdivision's Unit Value as of the end of the Valuation Period during which the transfer is made. Likewise, when amounts are transferred out of an Investment Subdivision, units are redeemed in a similar manner.

The Unit Value of each Investment Subdivision was arbitrarily set when the Investment Subdivision began operations. The Unit Value for each subsequent Valuation Period is the net investment factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a Valuation Period applies to each day in the period.

Each Investment Subdivision has its own net investment factor. In the following definition, "assets" refers to the assets in each Investment Subdivision. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Investment Subdivision.

The net investment factor for a Valuation Period is (a) divided by (b), minus
(c), where: (a) is the result of:

                  1. the value of the assets at the end of the preceding
                     Valuation Period; plus

                  2. the investment income and capital gains, realized or
                     unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus

                  3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

                  4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and

                     (b) is the value of the assets in the Investment
                         Subdivision at the end of the preceding Valuation Period; and
                     (c) is a charge no greater than .0024769% for each day in
                         the Valuation Period. This corresponds to .90% per year.

Transfers

You may transfer Account Value among the Investment Subdivisions of the Separate Account. The transfer will be effective as of the end of the Valuation Period during which we receive your request at our Home Office. You must request a transfer in writing or in any other form acceptable to us. We reserve the right to limit the number of transfers to twelve each calendar year. The first transfer in each calendar month will be made without a transfer charge. A transfer charge will be imposed for each subsequent transfer in a calendar month. This transfer charge is shown on the policy data pages. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. The transfer charge will be taken from the amount transferred.

                             ACCOUNT VALUE BENEFITS

How We Determine Account Value

At the end of the Valuation Period during which the first premium is received, the Account Value in each Investment Subdivision is equal to (a) minus (b), where:

                (a) is the portion of the Net Premium which has been paid and allocated to that Investment Subdivision; and

                (b) is the portion of any due and unpaid monthly deductions allocated to the Account Value in that Investment
                    Subdivision.

At the end of each Valuation Period after such date, the Account Value allocated to each Investment Subdivision of the Separate Account is (1) plus (2) plus (3) minus (4) minus (5) minus (6), where:

         (1) is the Account Value allocated to the Investment Subdivision at the end of the preceding Valuation Period, multiplied by the Investment Subdivision's net investment factor for the current Valuation Period;

         (2) is Net Premiums received during the current Valuation Period and which are allocated to the Investment Subdivision;

         (3) is any other amount transferred into the Investment Subdivision during the current Valuation Period;

         (4) is any partial surrender made from the Investment Subdivision during the current Valuation Period;

         (5) is any Account Value transferred out of the Investment Subdivision during the current Valuation Period;

         (6) any monthly deduction allocated to the Investment Subdivision during the current Valuation Period.

How We Determine Net Premium

To calculate the Net Premium, multiply the premium paid times the Net Premium Factor.

The minimum Net Premium Factor is shown on the policy data pages. We may use a Net Premium Factor greater than the minimum Net Premium Factor at our sole discretion.

Monthly Deduction

The monthly deduction is a charge made on the Policy Date and each Policy Month thereafter against the Account Value. It is determined by adding the cost of insurance, the cost of additional benefits provided by rider, and the monthly policy charge. The monthly deduction for the month when an increase in the Specified Amount becomes effective will include the increase charge per $1000 for each $1000 of increase.

The actual monthly policy charge will never be greater than the maximum monthly policy charge shown on the policy data pages. The increase charge per $1,000 is also shown on the policy data pages.

The monthly deduction for a Policy Month will be allocated among the Investment Subdivisions of the Separate Account in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the beginning of the Policy Month.

Cost of Insurance

The cost of insurance is calculated on each Monthly Anniversary Day and is based on the net amount at risk. The net amount at risk is calculated by dividing the Life Insurance Proceeds by 1.0032737, and then subtracting the Account Value. To determine the cost of insurance for a particular Policy Month, we divide the net amount at risk by 1000 and multiply that result by the applicable cost of insurance rate. If Option B is in effect, and the Specified Amount has increased, the Account Value is first considered part of the initial Specified Amount. If the Account Value is more than the initial Specified Amount, it will be considered part of the increased Specified Amounts resulting from increases in the order of the increases.

Cost of Insurance Rate. The monthly rate is based on the Insured's sex, issue age, policy duration and risk class. The risk class (and therefore the rates) will be determined separately for the initial Specified Amount and for any increase in the Specified Amount that requires evidence of insurability. The rates are determined by us according to our expectations of future experience for mortality, lapse, taxes, interest, and expenses. We can change the rates from time to time, but they will never be more than the maximum rates shown in the table of guaranteed maximum insurance rates. A change in rates will apply to all persons of the same age, sex and risk class and whose policies have been in effect for the same length of time.

Insufficient Account Value

On a Monthly Anniversary Day, if the Account Value less the surrender charge and less any Policy Debt is not enough to cover the monthly deduction for that Monthly Anniversary Day, the Grace Period provision will apply.

Continuation of Coverage

This Policy and any riders will remain in effect:

             o as long as the Account Value less the surrender charge and less any Policy Debt covers the monthly deduction; or

             o as provided for in the Continuation Amount and Continuation Period provision under PREMIUM PAYMENTS.

A rider attached to this Policy will not continue beyond its termination date under any circumstances.

Surrender

You can make a full or partial surrender of this Policy by sending a written request and the Policy to our Home Office. Unless an Optional Payment Plan is chosen, any proceeds payable will be paid to you in a lump sum. A surrender must take place during the Insured's life.

Amount Payable on Surrender. The Surrender Value of this Policy is the Account Value on the date we receive your request for surrender in our Home Office less any Policy Debt and less any surrender charge that applies.

Surrender Charge. We will charge a surrender charge during the surrender charge period in the case of a full surrender of this Policy, and for decreases in Specified Amount as described below. The amount of surrender charge is shown in the policy data pages. The surrender charge period is the period of Policy Months for which a surrender charge is shown in the policy data pages.

Surrender Charge on Decrease in Specified Amount. If the Specified Amount is decreased to less than the smallest Specified Amount that had previously been in effect, we may charge a surrender charge. The amount of surrender charge will be the charge for a full surrender, multiplied by the ratio of (a) to (b), where:

         (a) is the smallest Specified Amount that was in effect prior to the current decrease, minus the Specified Amount after the current decrease; and

         (b) is the smallest Specified Amount that was in effect prior to the current decrease.

Surrender charges in effect prior to the decrease will be adjusted to reflect any assessments made.

Partial Surrender. You can make a partial surrender of this Policy. A partial surrender cannot be less than $500. A partial surrender cannot exceed the lesser of:

        o  the Surrender Value, less $500; or
        o  the available loan amount.

We generally will reduce both the Account Value and the Life Insurance Proceeds by the amount of any partial surrender. A partial surrender will not be permitted during the first policy year if death benefit Option B is in effect.

You may tell us how to allocate the partial surrender among the Investment Subdivisions of the Separate Account. If you do not, the partial surrender will be allocated among each Investment Subdivision in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions on the date we receive the request in our Home Office.

We will deduct a charge from the amount of each partial surrender. This charge will equal the lesser of (i) $25, or (ii) 2% of the amount of the partial surrender.

Receiving the Surrender Value

The Surrender Value is payable in one lump sum unless you choose to receive periodic payments under an Optional Payment Plan.

Postponement of Payments

We will usually pay any amounts payable as a result of surrender, partial surrender, or policy loan within seven days after we receive written request in our Home Office, in a form satisfactory to us. We will usually pay any Life Insurance Proceeds within seven days after we receive due proof of death.

Payment of any amount payable on surrender, partial surrender, policy loan or Life Insurance Proceeds may be postponed whenever:

        o the New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
        o the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
        o an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it is drawn.

                                 LOAN BENEFITS

This Policy has loan benefits that are described below.

Making A Policy Loan

You may obtain a policy loan from us. This Policy is the only security required. The maximum loan amount is 90% of the difference between (a) the Account Value and (b) any surrender charge on the date of the loan. The available loan amount is the maximum loan amount less any outstanding Policy Debt.

When a policy loan is made, an amount of Account Value sufficient to secure the loan is transferred out of the Separate Account and into our General Account. You may tell us how to allocate that Account Value among the Investment Subdivisions of the Separate Account. If you do not, that Account Value will be allocated among each Investment Subdivision in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions on the date we make the loan.

Any loan transaction will permanently affect the values of the Policy.

Policy Loan Interest

The interest rate paid on policy loans is shown on the policy data pages. Interest accrues daily, and is due and payable on each policy anniversary. If interest is not paid when due, an amount equal to the amount owed will be transferred out of the Separate Account to become part of the Policy Debt and interest will be charged on that amount. Interest transferred out of the Separate Account will be transferred from each Investment Subdivision in the same proportion that the Account Value in that Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the time of interest transfer.

Preferred Policy Debt

Account Value in the General Account will earn interest daily at a minimum annual rate of 4%. On each policy anniversary day, the interest earned since the preceding policy anniversary day will be transferred into the Separate Account. Unless you tell us otherwise, this interest will be allocated to the Investment Subdivisions in the same manner as Net Premiums.

A portion of policy loans taken and/or existing after the preferred loan availability date (shown on the policy data pages) will be designated as preferred policy debt. The amount of preferred policy debt is redetermined each policy month. Borrowed Account Value that corresponds to preferred policy debt will earn interest at no less than the minimum annual rate of 4%. At our sole discretion, we may use an interest rate higher than the guaranteed interest rate. Preferred policy debt will be at least as large as:

         (a) the Account Value less any surrender charge that applies, minus

         (b) the total premiums paid.

Repaying Policy Debt

You can repay Policy Debt in part or in full any time during the Insured's life while this Policy is in effect. Loan payments will first be applied to reduce the portion of Policy Debt that does not correspond to preferred policy debt.

When a loan repayment is made, Account Value in the General Account related to that payment will be transferred into the Separate Account. You may tell us how to allocate this Account Value among each Investment Subdivision of the Separate Account. If you do not, we will allocate that amount among the Investment Subdivisions in the same proportion that Net Premiums are being allocated.

If you do not repay Policy Debt, it will be deducted from any proceeds or benefit payable at the Insured's death or on surrender. Any Policy Debt which exists at the end of the 61-day grace period will be deducted from the Account Value and considered repaid as of the date of termination.

Minimum Loan Payment

During the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, and the Net Total Premium is less than the Continuation Amount, your Policy will enter a 61-day grace period. You will have the 61-day grace period to pay a minimum loan payment equal to the lesser of (a) and (b), where:

         (a) equals the amount by which Policy Debt exceeds the Account Value less any surrender charge; and

         (b) equals the Net Premium Factor times the difference between the Continuation Amount and the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day when excess Policy Debt first occurs.

After the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, your Policy will enter a 61-day grace period. In this case, you will have the 61-day grace period to pay a minimum loan payment equal to the amount by which Policy Debt exceeds the Account Value less any surrender charge. As used in this paragraph, Policy Debt, Account Value and surrender charge are all as of the Monthly Anniversary Day when excess Policy Debt first occurs.

We will send written notice of the minimum loan payment to you and any assignee of record at our Home Office at least 30 days prior to the date of termination. If you do not pay the minimum loan payment by the end of the grace period, your Policy will terminate without value.

                              GENERAL INFORMATION

Annual Statement

On each policy anniversary, we will send you an annual statement. The statement will show the Specified Amount, the Account Value, the Surrender Value and Policy Debt as of the policy anniversary. The statement will also show premiums paid and charges made during the policy year.

Calculation of Values

Our calculations of guaranteed maximum cost of insurance rates are based on the Commissioners' 1980 Standard Ordinary Smoker or Nonsmoker Mortality Table for issue ages 15 and above. For issue ages 0-14, they are based on the Commissioner's 1980 Standard Ordinary Mortality Tables without distinction for smoker or nonsmoker status, until attained age 15; then for attained ages 15 and over, they are based on the Commissioner's 1980 Standard Ordinary Nonsmoker Mortality Table.

If this Policy or an increased Specified Amount is in a special rating class, the guaranteed maximum insurance rates are increased in the manner described in the table of guaranteed maximum insurance rates.

If the net investment factor is always equivalent to an effective annual interest rate of 4%, the values in this Policy will always at least equal the account values required of an equivalent general account policy by the law where this Policy was delivered. A detailed statement of how we calculate the values in this Policy has been filed with the insurance department where this Policy was delivered.

Exchange Provision

During the first 24 policy months, you have the right to exchange this Policy for a permanent fixed benefit policy. We will not require evidence of insurability. If you decide to make an exchange, we will notify you of the policies available for exchange and the procedures to follow.
You may elect to have the amount of the new policy be either (a) or (b) where:

         (a) is the Life Insurance Proceeds on the date of exchange, and

         (b) is the Life Insurance Proceeds minus the Account Value on the date of exchange.

The new policy will have the same policy date, sex, issue age and rating class as this Policy. The new policy will include such riders and endorsements as were included in this Policy, if such riders and endorsements are available with the new policy.

The exchange is subject to an equitable adjustment in payments and Account Values to reflect variances, if any, in the payments and Account Values under the existing Policy and the new policy.

Limits on Contesting This Policy

In deciding to issue this Policy, we relied on statements in the application for the Policy. If we increase the Specified Amount or reinstate the Policy after it lapses, we rely on statements in a supplemental application or a reinstatement application. The statements in all such applications are considered representations and not warranties.

We can contest this Policy, an increase in Specified Amount and/or a reinstatement of this Policy, if:

        o any material misrepresentation of fact was made in the application, a supplemental application or a reinstatement application; and

        o a copy of that application was attached to the Policy when issued or delivered, or was made a part of the Policy when a change in coverage or Policy reinstatement went into effect.

With respect to the original Specified Amount, we will not contest this Policy after it has been in effect during the lifetime of the Insured for two years from its policy date. We will not contest an increase in Specified Amount after that increase has been in effect during the lifetime of the Insured for two years from the effective date of the increase. We will not contest a reinstatement of this Policy after the reinstated Policy has been in effect during the lifetime of the Insured for two years from the date of reinstatement.

This provision does not apply to riders that provide disability benefits.

Misstatement of Age or Sex

If the Insured's Age or sex was misstated in an application, Life Insurance Proceeds will be adjusted. The Life Insurance Proceeds after adjustment will be the sum of (a) and (b), where:

         (a)  is the Account Value at the time of the Insured's death; and

         (b) is the unadjusted Life Insurance Proceeds, reduced by the Account Value at the time of the Insured's death, and multiplied by the ratio of (1) the most recent monthly deduction based on the Age and sex shown in the application, to (2) the most recent monthly deduction based on the true Age or sex.

All amounts are those in effect, with respect to the Insured, in the Policy Month of the Insured's death.

In no event will Life Insurance Proceeds be less than the amount required to keep the Policy qualified as life insurance.

Nonparticipating

This is not a participating policy.  No dividends are payable.

Suicide

If the Insured commits suicide, while sane or insane, within two years of the Policy Date, all coverage under the Policy will end, and we will pay a limited amount of proceeds. The limited amount of proceeds will equal all premiums paid on the Policy, less Policy Debt and partial surrenders.

If the Insured commits suicide, while sane or insane, more than two years after the policy date and within two years after an increase in the Specified Amount became effective, the Specified Amount will be reduced to the amount in effect prior to the increase. The amount payable with respect to the increase will equal the monthly deductions that were made for that increase.

Any limited amount payable will be treated as Life Insurance Proceeds and paid to the Beneficiary under the same conditions as the original Specified Amount.

Written Notice

Any written notice to us should be sent to our Home Office at 6610 West Broad Street, Richmond, Virginia 23230. Please include the policy number and the Insured's full name.

Any notice we send to you will be sent to your address shown in the application. Notify us of any change of address.

                             OPTIONAL PAYMENT PLANS

Life insurance or surrender value proceeds will be paid in one lump sum, unless requested otherwise. Any part of the proceeds can be left with us and paid under a payment plan. During the Insured's life, you can choose a plan. A Beneficiary can choose a plan if you have not chosen one at the Insured's death.

There are several important payment plan rules:

        o The payee under a plan cannot be a corporation, association or fiduciary.

        o If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue

        o Any choice or change of a plan must be sent in writing to our Home Office.

        o  The amount of each payment under a plan must be at least $50.

        o Payments will begin either on the date of death or on lapse, except for payments under Plan 4 which begin at the end of the first interest period.

        o  Payments are backed by assets in our General Account.

Plan 1. Income for A Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at a yearly rate of 3%. Discounted means we will deduct the amount of interest each remaining payment would have included had it not been paid out early. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

Plan 2. Life Income. `We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period will be discounted at the same interest rate used to calculate the monthly income. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.

Plan 3. Income of A Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same interest rate used to calculate the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.


Plan 1 Table:  Monthly payment rates for each $1,000 of proceeds under Plan 1.

----------------------------------------------------------------------------------------------------------------------------------
Years         1      2       3       4        5       6       7       8       9       10      11      12      13      14      15
Payable
----------------------------------------------------------------------------------------------------------------------------------
Monthly
Payment     $84.47  $42.68  $28.99  $22.06  $17.91  $15.14  $13.16  $11.68  $10.53   $9.61   $8.86   $8.24   $7.71   $7.26   $6.87
----------------------------------------------------------------------------------------------------------------------------------
Years         16    17      18      19       20      21      22      23      24      25      26      27      28      29      30
Payable
----------------------------------------------------------------------------------------------------------------------------------
Monthly
Payment      $6.53   $6.23   $5.96   $5.73   $5.51   $5.32   $5.15   $4.99   $4.84   $4.71   $4.59   $4.47   $4.37   $4.27   $4.18
----------------------------------------------------------------------------------------------------------------------------------

Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.

Plan 2 Table:  Monthly payment rates for each $1,000 of proceeds under Plan 2.


------------------------------------------------------------------------------------------------------------------------------------
Settlement|         Male Payee        |        Female Payee       | Settlement|        Male Payee        |       Female Payee
  Age     |---------------------------|---------------------------|     Age   |--------------------------|--------------------------
          |10 Years 15 Years 20 Years |10 Years 15 Years 20 Years |           |10 Years 15 Years 20 Years|10 Years 15 Years 20 Years
          |Certain   Certain  Certain | Certain Certain  Certain  |           |Certain  Certain  Certain |Certain  Certain  Certain
------------------------------------------------------------------------------------------------------------------------------------
  20        2.90      2.89      2.89      2.80      2.80      2.80      65       5.44     5.17     4.83    4.85     4.72     4.54
  25        2.99      2.98      2.98      2.88      2.87      2.87      66       5.58     5.28     4.89    4.97     4.83     4.62
  30        3.10      3.10      3.09      2.96      2.96      2.96      67       5.74     5.38     4.96    5.10     4.93     4.69
  35        3.24      3.24      3.23      3.08      3.07      3.07      68       5.89     5.49     5.02    5.24     5.04     4.77
  40        3.43      3.41      3.39      3.22      3.21      3.20      69       6.05     5.60     5.08    5.39     5.16     4.84
  45        3.66      3.64      3.60      3.40      3.39      3.37      70       6.22     5.70     5.13    5.55     5.28     4.92
  50        3.95      3.91      3.85      3.63      3.61      3.59      71       6.39     5.81     5.18    5.71     5.39     4.99
  51        4.02      3.97      3.91      3.68      3.66      3.63      72       6.57     5.91     5.23    5.88     5.51     5.05
  52        4.09      4.04      3.96      3.74      3.72      3.68      73       6.75     6.01     5.27    6.06     5.63     5.12
  53        4.16      4.11      4.02      3.80      3.77      3.74      74       6.93     6.10     5.31    6.25     5.75     5.17
  54        4.24      4.18      4.08      3.86      3.83      3.79      75       7.12     6.19     5.35    6.44     5.87     5.22
  55        4.32      4.25      4.15      3.93      3.90      3.85      76       7.30     6.28     5.38    6.64     5.98     5.27
  56        4.41      4.33      4.21      4.00      3.96      3.91      77       7.49     6.35     5.40    6.85     6.09     5.31
  57        4.50      4.41      4.28      4.07      4.03      3.97      78       7.67     6.43     5.42    7.06     6.19     5.35
  58        4.60      4.49      4.34      4.15      4.10      4.03      79       7.85     6.49     5.44    7.27     6.28     5.38
  59        4.70      4.58      4.41      4.23      4.18      4.10      80       8.02     6.55     4.46    7.48     6.37     5.41
  60        4.81      4.67      4.48      4.32      4.26      4.17      81       8.18     6.61     5.47    7.68     6.45     5.43
  61        4.92      4.77      4.55      4.42      4.35      4.24      82       8.34     6.65     5.48    7.88     6.52     5.45
  62        5.04      4.86      4.62      4.52      4.53      4.39      84       8.63     6.73     5.50    8.26     6.63     5.48
  64        5.30      5.06      4.76      4.73      4.62      4.46      85&      8.76     6.76     5.50    8.43     6.68     5.49
                                                                       over
------------------------------------------------------------------------------------------------------------------------------------

Values for ages not shown will be furnished upon request.

Plan 5 Table:  Monthly payment rates for each $1000 of proceeds under Plan 5.

Monthly payment rates for each $1,000 of proceeds under Plan 5.


----------------------------------------------------------------------------------------------------------
Male Settlement |                                    Female Settlement Age
                |-----------------------------------------------------------------------------------------
    Age         |  35  |   40   |  45   |   50   |  55   |  60   |   65   |  70   |  75  |  80  |85 & over
----------------------------------------------------------------------------------------------------------
    35            $2.95   $3.00   $3.06    $3.11   $3.15   $3.18    $3.20   $3.22   $3.23  $3.24   $3.24
    40             2.98    3.06    3.13     3.20    3.26    3.31     3.35    3.38    3.40   3.41    3.42
    45             3.01    3.10    3.20     3.30    3.39    3.46     3.53    3.58    3.61   3.64    3.65
    50             3.03    3.14    3.25     3.38    3.51    3.63     3.73    3.38    3.87   3.91    3.93
    55             3.04    3.16    3.30     3.45    3.62    3.79     3.94    4.08    4.18   4.25    4.29
    60             3.05    3.18    3.33     3.51    3.72    3.94     4.16    4.37    4.55   4.67    4.75
    65             3.06    3.19    3.36     3.56    3.79    4.07     4.37    4.68    4.96   5.18    5.32
    70             3.07    3.20    3.37     3.59    3.85    4.17     4.55    4.97    5.39   5.75    6.00
    75             3.07    3.21    3.38     3.61    3.89    4.24     4.68    5.20    5.78   6.32    6.73
    80             3.07    3.21    3.39     3.62    3.91    4.28     4.76    5.37    6.08   6.81    7.40
85 & over          3.07    3.22    3.39     3.62    3.92    4.31     4.81    5.47    6.28   7.15    7.91
----------------------------------------------------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be furnished upon request.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payment.

-----------------------------------------------------------------------
        YEAR Payments Begin                              AGE
                                                      ADJUSTMENT

 AFTER                         PRIOR TO

-----------------------------------------------------------------------
 -----                            2001                     0
 2000                             2026                     3
 2025                             2051                     7
 2050                             ----                    10
-----------------------------------------------------------------------